ASSETS PURCHASE AGREEMENT

THIS ASSETS PURCHASE AGREEMENT (the "Agreement") is made and entered into this 25th day of September, 1996, by and among PHYSICIAN RESOURCES, INC.("PRI"),a Maine corporation (the "Seller") and THOMAS N. HACKETT and JACQUELYN MAGNO (hereinafter collectively, jointly and severally, referred to as the "Stockholders and/or "Majority Stockholders"), and ACADIA NATIONAL HEALTH SYSTEMS, INC. ("ACADIA"), a Colorado corporation (the "Purchaser").

                            Explanatory Statement

     A. The Seller is a Maine corporation that engages in the business of providing physician practice management services including billing, consulting, software, business systems, related services and sometimes financing to physicians and other health care providers.

     B. The Stockholders own of record and beneficially a majority of the outstanding shares of the capital stock of the Seller, and constitute all of the directors and officers of the Seller.

     C. The Seller desires to sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase from the Seller, certain of the assets of the Seller described in Section 1 hereof on the terms and subject to the conditions hereinafter contained.

     D. The Purchaser and the Stockholders desire to enter into certain agreements among them providing for, among other things, the provision of certain services by A and B for the Purchaser, on the terms and subject to the conditions hereinafter contained.

     NOW THEREFORE, in consideration of the Explanatory Statement that shall be deemed to be a substantive part of this Agreement and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

  1. Purchase and Sale of Assets.

       1.1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date (as such terms are defined in Section 13 hereof), the Seller shall sell, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase from the Seller all of the right, title and interest of

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Seller in and to the following assets of the Seller (all of which assets of the Seller are hereinafter collectively referred to as the "Assets"):

            1.1.1. All of the Seller's equipment, furniture, materials and supplies, including, but not limited to, all of the equipment, furniture, materials and supplies described in Exhibit 1A attached hereto and incorporated by reference herein (the "Equipment").

            1.1.2. All of the Seller's fixed assets, including, but not limited to, all of the fixed assets described in Exhibit 1B attached hereto and incorporated by reference herein (the "Fixed Assets").

            1.1.3. All of the Seller's Accounts Receivable (as defined in Section 1.3 hereof).

            1.1.4. All of the Seller's Inventory (as defined in
Section 1.3 hereof).

            1.1.5. All of the Seller's Cash (as defined in Section
1.3 hereof).

            1.1.6. All of the Seller's customer lists and customer sales files ("Customer Lists").

            1.1.7. All of the Seller's goodwill and copies of all of Seller's employment and personnel records, books and records relating or pertaining to Seller's business of providing physician practice management services including billing, consulting, software, business systems, related services and sometimes financing to physicians and other health care providers, including all sales records and similar data (hereinafter collectively referred to as the "Records"); the Seller shall deliver to the Purchaser copies of the Records upon the written request of the Purchaser.

       1.2. Purchase Price for Assets; Allocations. The purchase price for the Assets shall be 300,000 shares of Acadia National Health Systems, Inc. common capital stock no par value at a stated value of $.50 per share (the "Purchase Price"). The parties agree that the Purchase Price for the Assets shall be allocated among the Assets as follows:

            Equipment
            Fixed Assets
            Goodwill

       1.3. Closing Account Statement; Value of Certain Assets. At the Closing, the Seller and the Stockholders shall deliver to the Purchaser a closing account statement (the "Closing Account Statement") on which shall be set forth the Value (as

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hereinafter defined) of all of the Seller's (i) Accounts
Receivable, billed and unbilled ("Total Receivables"), (ii) inventory, including, but not limited to, all of the inventory described in an inventory list (the "Inventory List") prepared as hereinafter set forth in this Section
1.3 (the "Total Inventory"), and (iii) cash, cash equivalents, including, but not limited to, all certificates of deposit and money market accounts, and similar current assets ("Total Cash"), all as of the close of business on the day immediately preceding the Closing Date. The Closing Account Statement shall be in accordance with the true, complete and correct books and records of the Seller and shall be true, complete and correct and accurately present the financial information in respect of the Seller set forth therein as of the close of business on the date thereof, and in accordance with the covenants, promises, agreements, representations and warranties of the Seller set forth in this Agreement.

The Inventory List shall be prepared by representatives of the Seller and the Purchaser (the "Closing Account Statement Representatives") jointly by the taking of a physical inventory of the Seller's inventory beginning immediately after the close of business on the day immediately preceding the Closing Date. The Total Cash shall be verified by the Closing Account Statement Representatives through examination of the books and records of the Seller, including, but not limited to, the Seller's bank books, checking account statements and cheek books, certificates of deposits, and money market account statements, after the close of business on the day immediately preceding the Closing Date.

            1.3.1. For purposes of this Section 1.3, "Value" shall mean with respect to:

            1.3.1.1. Total Receivables or Accounts Receivable, the full, aggregate, face value of the Total Receivables or Accounts Receivable.

            1.3.1.2. Total Inventory or Inventory, the direct cost to the Seller of the Total Inventory or Inventory.

            1.3.1.3. Total Cash or Cash, the full, aggregate face value thereof.

            1.3.2. At the Closing on the Closing Date, the Seller shall sell, assign, transfer and deliver to the Purchaser such of the Seller's Total Receivables, Total Inventory and Total Cash in exchange for 300,000 shares of Acadia National Health Systems, Inc., no par value common stock at a stated value of $.50 per share.

            1.3.3. In the event that the Value of the Inventory and Accounts Receivable to be sold, assigned, transferred and delivered to the Purchaser at the Closing shall be less than the Value of the Total Inventory and Total Receivables, respectively, the Seller shall designate at the Closing those items of Total Inventory and those of the Total Receivables that shall be sold, assigned, transferred and delivered to the Purchaser at the Closing as the Inventory and Accounts Receivable.

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       1.4. Consulting and Noncompetition Agreements. At the
Closing, the Purchaser and each officer shall enter into Consulting and Noncompetition Agreements in the form attached hereto as Exhibit 2A (hereinafter referred to as the "Consulting and Noncompetition Agreements") pursuant to which such Stockholders shall agree to render consulting services to the Purchaser for a period of 5 years from and after the Closing Date and shall agree not to compete with the business of the Purchaser for a like period.

  2. Liabilities of Seller. Anything contained in this Agreement to the contrary notwithstanding, the Seller shall assign to Purchaser all debts, obligations, duties and liabilities of the Seller including any debts and leases not disclosed within this agreement that were the sole responsibility of the Seller and its stockholders. The Purchaser shall assume, agree to pay or pay any debts, obligations, duties or liabilities of any nature of the Seller or its business, including, but not limited, to any debts, obligations, duties or liabilities relating to the Seller's employees or employee benefit plans, regardless of whether any such debt, obligation, duties or liability arises under any contract, agreement, practice, arrangement, statute, law, ordinance, rule, regulation or otherwise, and nothing in this Agreement or otherwise is intended or shall be construed to the contrary. The parties further covenant, promise and agree that the Purchaser is not and shall not be obligated to employ any of the Seller's employees.

  3.  Creditor Matters.

       3.1. Present and Reasonably Equivalent Value. The transactions contemplated by this Agreement are intended by the parties to be a contemporaneous exchange between the Seller and the Purchaser and will be accomplished at Closing Date contemporaneously. To the extent that Purchaser has assumed any obligations of the Seller and the Stockholders under this Agreement, the assumption of the obligations at Closing Date shall be regarded as a contemporaneous exchange for the transfer of assets as described in this Agreement. The transactions contemplated by this Agreement represent a regularly conducted, noncollusive sale, and have been negotiated by the parties and their respective professional advisors in an arm's-length manner with due regard for the respective obligations of the parties and value of the assets transferred.

       3.2. List of Creditors.  The Stockholders shall provide the
Purchaser with a list of all existing creditors of the Seller and the Stockholders. Existing creditors shall include any person who has a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. The list of creditors will include the amounts of the claim or a reasonable estimate of the amount if the exact amount of the claim is not known including the name and address. If the Seller and the Stockholders are the obligor of outstanding issue of bonds, debentures or similar instruments as to which there is an indenture trustee, the list of creditors shall include the name and address of the indentured trustee in the aggregate outstanding principal

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amount of the issue.  The Treasurer of the county or counties wherein any of the property being transferred under this Agreement is located shall be listed as a creditor of the Seller and the Stockholders with respect to all taxes, assessments, or other charges to be levied on the property being transferred hereby. Seller and the Stockholders warrant and represent that the list of creditors to be furnished under this paragraph shall be accurate and complete without any omission or deletions.

       3.3. Notice to Creditors. Seller and the Stockholders shall give notice, at Seller and the Stockholders' expense, to all creditors listed under the list provided by the Seller and the Stockholders under the foregoing paragraph, which notice shall state the following:

       (i) The transfer contemplated by this Agreement is about to be made;

      (ii) The name and business address of the Seller and the Stockholders;

     (iii) Whether or not all of the debts of the Seller and the Stockholders are to be paid in full as they fall due as a result of this transaction; and, if so, the address to which the creditors should send their bills and invoices;

      (iv) If the consideration to be given for the transactions contemplated hereunder is not adequate to pay all Seller and the Stockholders' creditors in full, the arrangements under which the Seller and the Stockholders undertake to pay such creditors, and the procedure to be followed by the creditors to assert their claims so that they will be paid by the Seller and the Stockholders as described in the notice.

       3.4. Payment to Creditors. Seller covenants, represents and warrants that it will pay all creditors of Seller and the Stockholders on the list described in Section 3.2 and pursuant to the foregoing notice described in Section 3.3.

  4. Accounts Receivable.

       4.1. Collection of Accounts Receivable. At the Closing, the
Seller shall deliver to the Purchaser a complete and correct list of the Seller's Total Receivables (the "Total Receivables List") as of the close of business on the day immediately preceding the Closing Date specifying the age of each of the Accounts Receivable, the amount due, name and address of each account debtor on the Total Receivables List (the "Total Account Debtors"). In the event that the Value of the Accounts Receivable shall be less than the Value of the Total Receivables pursuant to Section 1.3.3 hereof, the Seller shall, in addition to the Total Receivables List, deliver to the Purchaser at the Closing a list of all Accounts Receivable to be sold, assigned, transferred and delivered to the Purchaser at the Closing (the "Accounts Receivable List"), specifying the age of each of the Accounts Receivable, the amount due, name and address of each account debtor on the Accounts Receivable List (the "Account Debtors"). Promptly after the

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Closing, the Seller and the Purchaser shall notify all Total
Account Debtors or the Account Debtors, as the case may be, by notice that the Purchaser has purchased the Seller's Accounts Receivable, and shall direct all Account Debtors or Total Account Debtors, as the case may be, to remit directly to the Purchaser payment of all outstanding amounts represented by the Accounts Receivable. The Seller and the Stockholders, jointly and severally, shall remit promptly to the Purchaser in full the amount of any and all payments received by any of them in respect of the Accounts Receivable, without any diminution, offset, deduction or discount.

       4.2. No Waiver, Discount or Indulgence. The Seller and the
Stockholders, jointly and severally, shall neither grant to any Account Debtor any waiver, discount, indulgence or other delay in respect of the Accounts Receivable, nor settle or compromise the amount of any Account Receivable or the time in which any payment of any Account Receivable is due and payable.

       4.3. Guarantee of Accounts Receivable. The Seller and the
Stockholders hereby absolutely and unconditionally guarantees to the Purchaser the payment in full after the Closing Date of all of the Accounts Receivable of the Seller. The parties hereto acknowledge and covenant, promise and agree that the guarantee by the Seller contained in this Section is a guarantee of payment and collection; accordingly, except as provided in Section 4.1 of this Agreement, the Purchaser shall have no obligation whatsoever to enforce or attempt to enforce against any Account Debtor or in respect of any collateral any right which the Purchaser has or the Seller may have had in respect of any of the unpaid Accounts Receivable or such collateral.

       4.4. Security Interest in Accounts Receivable. With respect to and to secure the Seller's obligation and duty hereunder to sell, assign, transfer and deliver to the Purchaser the Accounts Receivable and the Seller's guarantee to the Purchaser of payment of the Accounts Receivable as provided in Section 4.3 hereof, the Seller hereby grants to the Purchaser a security interest in all of the Seller's Accounts Receivable, and all cash and noncash proceeds thereof. At the Closing on the Closing Date, the Seller shall execute, acknowledge, seal and deliver such number of financing statements and in such form and substance as shall be required by the Purchaser to perfect its security interest in the Accounts Receivable ("Financing Statements").

  5. Removal of Assets. The Seller shall assemble by the time of Closing on the Closing Date and thereafter maintain at the Seller's premises and place of business located at the address set forth in Section 16.2 hereof (the "Premises") all of the Assets (except for certain Records, the Accounts Receivable, Cash and certificates of title to the Motor Vehicles, all of which shall be delivered by the Seller to the Purchaser at the Closing) being purchased by the Purchaser under this Agreement in order to facilitate the time, place and delivery of the Assets to the Purchaser concurrently with and following the Closing as hereafter provided. The Purchaser shall, concurrently with the Closing and continuing for such period of time as shall be reasonably necessary after the Closing, remove from the Premises such of the Assets being purchased by the

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Purchaser hereunder as shall not have been delivered by the Seller to the Purchaser at the Closing. The Seller and the Stockholders shall cooperate fully with the Purchaser in such removal, and the employees and agents of the Purchaser for the purpose of such removal shall be granted and permitted access to the Premises at any and all reasonable times. No rental, storage or other charges shall be imposed upon the Purchaser or on any of the Assets while the Assets are being removed from the Premises after the Closing on the Closing Date.

  6. Customer Lists and Records. Prior to or at the Closing the Seller shall furnish the Purchaser with all of the Seller's Customer Lists, which shall include a complete and correct list of all of the Seller's customers and their addresses, and such other and further information as the Purchaser may reasonably request in respect of the business of the Seller.

  7. Approvals.

       7.1. Other Permits, Licenses and Authorizations. Promptly after the execution of this Agreement, the Purchaser shall use its best efforts to obtain such approvals, consents, permits, licenses and authorizations, if any, of all Governments and Governmental Agencies (as hereinafter defined in Section 10.1.4) as may be required to complete lawfully the transactions contemplated hereby.

The Seller and the Stockholders, jointly and severally, agree to cooperate fully, execute, acknowledge, swear to, seal and deliver such instruments and documents and take all such other and further actions as may be necessary or desirable in order to obtain such approvals, consents, permits, licenses and authorizations.

  8. Transfer of Cash. At the Closing, Seller shall deliver to the Purchaser a check payable to the order of the Purchaser in an amount equal to the Cash of Seller at the Closing on the Closing Date determined in accordance with Section 1.3.1.3.1.2 of this Agreement.

  9. Representations and Warranties.

       9.1. Representations and Warranties of Seller. The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing on the Closing Date that:

            9.1.1. Ownership of Seller's Stock. The Stockholders are the sole and exclusive record and beneficial owners of all of the outstanding shares of the capital stock of the Seller, and constitute all of the directors and officers of the Seller. The Stockholders have the absolute and unconditional right, power and authority to cause the Seller to sell, assign, transfer and deliver the Assets to the Purchaser in accordance with the terms of this Agreement, to consummate the transactions contemplated hereby and to enter into the Consulting and Noncompetition Agreements.

            9.1.2. Due Organization; Name and Address; Good
Standing, Authority of Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. The only name and business address of the Seller which has been used by the Seller at any time within the past three years ending at the date of the Agreement is Physician Resources, Inc., 460 Main Street, P.O. Box 1348 04240. The Seller has full right, power and authority to own, lease and operate its properties and assets, and to carry on its business of providing physician practice management services including billing, consulting, software, business systems, related services and sometimes financing to physicians and other health care providers.

The Seller is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. The Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Seller's articles of incorporation, as amended to the date of this Agreement (the "Articles") or bylaws, as amended to the date of this Agreement (the "Bylaws").

            9.1.3. Authorization and Validity of Agreements. The
Stockholders have the legal capacity, right, power, and authority to enter into this Agreement and the Consulting and Noncompetition Agreements. The Seller has the full right, power and authority to execute, acknowledge, seal and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment, sealing and delivery of this Agreement by the Seller and the performance by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and stockholder action. This Agreement has been duly executed, acknowledged, sealed and delivered by the Seller and is the legal, valid and binding obligation of the Seller and enforceable against the Seller in accordance with its terms. The Consulting and Noncompetition Agreements, when executed, acknowledged, sealed and delivered by the Seller, will be the legal, valid and binding obligation of the Seller, enforceable against the Seller, in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

            9.1.4. Agreement Not in Conflict with Other
Instruments; Required Approvals Obtained. The execution, acknowledgment, sealing, delivery, and performance of this Agreement and the Consulting and Noncompetition Agreements by the Seller, and the consummation of the transactions contemplated by this Agreement and the Consulting and Noncompetition Agreements will not (a) violate or require any consent, approval, or filing under, (i) any common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as "Laws") of any federal, state or local government (collectively referred to throughout this Agreement as "Governments") or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as "Governmental Agencies"), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator,

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Government or Governmental Agency by which the Seller, any of the
Assets or any of the Stockholders are bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to, (i) the Seller's Articles or Bylaws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which the Seller or any of the Stockholders is a party or by which the Seller, any of the Stockholders or any of the Assets is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller, any of the Assets or any of the Stockholders is bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

            9.1.5. Conduct of Business in Compliance with
Regulatory and Contractual Requirements. The Seller has conducted and is conducting its business in compliance with all applicable Laws of all Governments and Governmental Agencies. The Motor Vehicles, the Equipment and the Fixed Assets and the use, operation and maintenance thereof, and the Inventory and the maintenance and sale of the Inventory by the Seller (i) are in compliance with all laws of all Governments and Governmental Agencies applicable with respect thereto, and (ii) are in compliance with all restrictions, covenants, agreements, contracts, commitments, understandings and arrangements applicable with respect thereto.

            9.1.6. Legal Proceedings. There is no action, suit, proceeding, claim or arbitration, or any investigation by any person or entity, including, but not limited to, any Government or Governmental Agency, (i) pending, to which the Seller or any of the Stockholders is a party, or to the knowledge of the Seller or any of the Stockholders, threatened against or relating to the Seller, the Seller's business or any of the Assets, or (ii) challenging the Seller's or the Stockholders' right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement and, as respects the Stockholders, the Consulting and Noncompetition Agreements, or (iii) asserting any right with respect to any of the Assets, and, in each such case, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

            9.1.7. Tax Matters. Attached hereto as Exhibit 5 are complete and correct copies of the income tax returns of the Seller for the Seller's three fiscal years ended December 30, 1993, December 30, 1994, and December 30, 1995 (collectively, the "Returns"), as filed by the Seller with the Internal Revenue Service (the "IRS"). All information reported on the Returns is true, accurate, and complete. The Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency. The Seller has duly and timely filed with all appropriate Governments and Governmental Agencies, all tax returns, information returns, and reports required to be filed by the Seller. Except for accruals for taxes payable (the
"Accrued Taxes") as set forth in the Seller's Balance Sheet as of September
30, 1995 (the "Balance Sheet"), the Seller has paid in full all taxes, interest, penalties, assessments and deficiencies owed by the Seller to all taxing authorities. All taxes and other assessments and levies which the Seller is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governments and Governmental agencies or are properly held by the Seller for such payment. All claims by the IRS or any state taxing authorities for taxes due and payable by the Seller have been paid by the Seller. The provisions for the Accrued
Taxes are adequate for the payment of all of the Seller's liabilities for unpaid taxes (whether or not disputed). All federal income tax returns required to be filed by the Seller have either been examined by the IRS, or the period during which any assessments may be made by the IRS has expired without waiver or extension for all years through the Seller's fiscal year ended September 30, 1995, and any deficiencies or assessments claimed or made have been paid, settled or fully provided for in the Financial Statements. The Seller has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended. The Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency.

            9.1.8. Accounts Receivable. The Accounts Receivable, including all Accounts Receivable reflected on the Seller's Balance Sheet, all Accounts Receivable arising after the date of the Balance Sheet and all Accounts Receivable reflected on the Accounts Receivable List and Total Receivables List are bona fide accounts receivable, arising from bona fide transactions in the ordinary course of the Seller's business, the full amount of which is actually owing to the Seller, subject to no Claims.

            9.1.9. Title to Assets; Equipment and Fixed Assets. The
Seller has sole and exclusive, good and marketable title to all of the Assets free and clear of any and all pledges, claims, threats, liens, restrictions, agreements, leases, security interests, charges and encumbrances, All of the Equipment and Fixed Assets are in good, working and operating condition and repair, reasonable wear and tear excepted, fit for its intended purposes, and free from any defects known to the Seller.

            9.1.10. Inventory. All of the Inventory is transportable and storable in the ordinary manner in which similar products are transported and stored; conforms to all applicable Laws of all Governments and Governmental Agencies; and none of the Inventory consists of products the age of which is beyond or outside of the guidelines (the "Guidelines") or Inventory the age of which will go beyond or outside of the Guidelines within reasonable time after the Closing Date. All of the Inventory was valued in the Financial Statements on the basis of accounting principles historically utilized by the Seller and consistently applied. The value of any Inventory not in compliance with this Section 10.1.12 is not included in any of the Financial Statements.

No product the age of which exceeds the Guidelines will be found in the possession of

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a retailer to whom the Seller sold such product prior to the date of this Agreement. All goods, including Inventory, previously sold by the Seller were of merchantable quality, and the Seller has not breached any express or implied warranties in connection with the sale of any and all of such goods.

            9.1.11. Records. The Records, including, but not limited to, the Customer List, that have been delivered by the Seller to the Purchaser or that shall be delivered by the Seller to the Purchaser are true, complete and correct.

            9.1.12. Employment Matters.

            9.1.12.1. None of the Seller's employees are covered by a collective bargaining agreement or are represented by a labor organization, and no petition for representation concerning any of the Seller's employees has been filed with the National Labor Relations Board; the Seller is not aware of any union organizational activity and has no reason to believe that any such activity is being contemplated. The Seller has not engaged in any unfair labor practice.

            9.1.12.2. Seller is not in violation of applicable equal employment opportunity wage and hour or any other Laws of any Government or governmental Agency relating to employment; there are no active, pending, or threatened administrative or judicial proceedings under any Laws of any Government or Governmental Agency; there are no claims, charges, and employment related suits or controversies which have occurred within the last 10 years or are presently pending or threatened under any employment related Laws of any Government or Governmental Agency; and the Seller is not subject to any judgments, decrees, conciliation agreements and settlement agreements concerning employment related matters.

            9.1.12.3. The Seller has not entered into any employment agreements with any of its employees, and all employees may be terminated at will; there is no contractual obligation or special termination or severance arrangement in respect of any of Seller's employees; and there is no provision of any agreement or arrangement with any of the Seller's employees, or any other legal or contractual requirement, which would obligate the Seller to require the Purchaser of the Assets to employ any of the Seller's employees.

            9.1.12.4. The Seller has paid all wages or amounts that have been listed within this agreement, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon). All accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) to its employees.

            9.1.12.5. The Seller has maintained in effect all insurance policies and other employee benefits covering any employee claims incurred through the Closing Date and will assign, transfer and deliver contracts to the Purchaser.

            9.1.12.6. The Purchaser is under no obligation or duty, whether under any contract, agreement, understanding or arrangement or under any applicable Law of any Government or Governmental Agency to assume or be responsible for any obligation, duty or liability, now existing or hereafter arising, relating to or in connection with the Seller's employees or any compensation, benefits or benefit plans in respect of the Seller's employees, or otherwise arising out of or in connection with the transactions contemplated by this Agreement, and the Seller has made no commitment and is under no obligation to cause the Purchaser of the Assets to assume or to be responsible for any such obligation, duty or liability.

            9.1.14. Absence of Certain Changes or Events. Since
December 30, 1995, the Seller has not:

            9.1.14.1. Incurred any indebtedness, obligation, duty or liability (contingent or otherwise) or acted as a guarantor or surety of any debt, except normal trade or business obligations incurred in the ordinary course of the Seller's business, as such business has been operated historically.

            9.1.14.2. Subjected to pledge, lien, charge, claim, security interest, agreement, deed of trust or encumbrance any of the Assets.

            9.1.14.3. Sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of the Assets, except inventory sold in the ordinary course of the Seller's business, as such business has been operated historically, at the full wholesale prices and rates currently in effect, without discount or rebate.

            9.1.14.4. Canceled or compromised any of the Accounts
Receivable, debts due to or claims of the Seller, or waived or released any of its rights against Account Debtors or other third parties.

            9.1.14.5. Made any capital expenditure in excess of Fifty Thousand Dollars ($50,000.00) or entered into any contract, agreement, arrangement, understanding or commitment therefor; or acquired or leased any assets or property of any third person or party other than in the ordinary course of Seller's business, as such business has been operated historically.

            9.1.14.6. Suffered any casualty loss or damage, whether or not such loss or damage is or was covered by insurance.

            9.1.14.7. Suffered any adverse change in Seller's operations, earnings, assets, liabilities, or business (financial or otherwise).

            9.1.14.8. Changed the nature or manner of operation of the Seller's business, the method of the Seller's accounting or the Seller's fiscal year.

            9.1.14.9. Other than in the ordinary course of the Seller's business, as such business has been operated historically, made any payment or entered into any transaction, contract, agreement, lease, arrangement, understanding or commitment.

            9.1.14.10. Failed to pay any indebtedness or other obligation, including any taxes and other charges, when due.

            9.1.14.11. Increased any salary, wages or other remuneration or benefits to any officer, director or employee of the Seller.

            9.1.14.12. Repurchased, redeemed or retired shares of its capital stock or any debt securities (as defined in the Securities Act of 1933) ("Securities"), or issued or sold any Securities.

            9.1.14.13. Dissolved, liquidated, or wound up or carried out any partial liquidation, distribution or other transaction in the nature of a partial liquidation or distribution; or effected any recapitalization or reorganization.

            9.1.14.14. Entered into any merger or share exchange with any other person or entity.

            9.1.14.15. Amended the Articles.

            9.1.14.16. Organized any subsidiary or acquired, directly or indirectly, any interest in any other person or entity.

            9.1.14.17. Funded or advanced money, credit or property to or for the benefit of any other person or entity.

            9.1.14.18. Entered into any transaction with any of the Stockholders.

            9.1.15. Adverse Conditions. Seller has no knowledge of any past, present or future condition, state of facts or circumstances which has affected or which might affect adversely the business of the Seller or prevent the Purchaser from carrying on the Seller's business.

            9.1.16. Full Disclosure. This Agreement (including the
Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to the Seller which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or the Seller's financial condition, operations, business, earnings, assets, or liabilities.

            9.1.17. No Brokerage. The Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

            9.1.18. Customers. The Seller is not aware that any customer of the Seller intends to cease doing business with the Seller or intends to alter adversely the amount of business such customer has done with the Seller.

            9.1.19. Operation of Business. Since December 30, 1995, the Seller has used, and from the date hereof until the Closing the Seller shall use its best efforts to preserve the business of the Seller. Since December 30, 1995, the Seller has maintained and preserved, and from the date hereof until the Closing the Seller shall maintain and preserve the Seller's business at or above the levels at which the business was previously operated and the relationship of the Seller with its suppliers and customers.

            9.1.20. Disclaimer of Fraudulent Intent. Seller represents and warrants that the transactions described in this Agreement have been undertaken in good faith, considering their obligations to any person or entity to whom the Seller owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured (collectively such persons with such claims are called "Creditors" under this paragraph), and have undertaken these transactions without any intent to hinder, delay or defraud any such Creditors, and either have disclosed in the ordinary course of business or will undertake to disclose to all such Creditors the existence of this transaction, and have not and will not conceal this transaction or the proceeds of this transaction from any such Creditors.
Seller further represents and warrants that:

(1) they will not retain possession or control of any of the property transferred under this Agreement following the closing, except as expressly provided in this Agreement and then only for and on behalf of the account of the Purchaser;

(2) the Seller has not been sued or threatened with suit by any Creditor prior to the execution of this Agreement, except as fully disclosed in an exhibit to this Agreement;

(3) the Seller has not removed or concealed any assets from any Creditors;

(4) the Seller has not incurred any individual or aggregate substantial debt that is significantly greater than the normal and customary debts of the Seller in the ordinary course of business;

(5) the Seller at closing believes in good faith that Seller will receive consideration reasonably equivalent to the value of the assets transferred under this Agreement.

       9.1.21. Representations as to Solvency. Seller represents and warrants that:

       a. Prior to and after the closing of the transactions contemplated by this Agreement, Seller will not engage in any business or transaction for which the remaining assets of the Seller are unreasonably small in relation to the business or transactions in which they undertake or intend to engage; and

       b. Seller does not intend to incur or have no reasonable basis to believe that they will incur any debts beyond the Seller's ability to pay as they become due; and

       c. Seller has and will continue to have assets greater than the Seller's debts, based upon a fair valuation; and

       d. As of the date of this Agreement and at closing, Seller shall have paid and will pay their debts as they become due; and

       e. The Purchaser is entitled to rely upon the foregoing representations in asserting that the Purchaser has no reasonable cause to believe that the Seller is or will become insolvent as a result of the transactions contemplated by this Agreement.

       9.2. Representations and Warranties of the Purchaser. The
Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing on the Closing Date that:

            9.2.1. Due Organization; Good Standing; Power. The
Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado. The Purchaser has full right, power and authority to enter into this Agreement and the Consulting and Noncompetition Agreements and to perform its obligations hereunder and thereunder.

            9.2.2. Authorization and Validity of Documents. The execution, delivery and performance by the Purchaser of this Agreement and the Consulting and Noncompetition Agreements and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser.
This Agreement has been duly executed, acknowledged, sealed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, and the Consulting and Noncompetition Agreements, when executed and delivered, will be legal, valid and binding obligations of the Purchaser, each enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

            9.2.3. No Brokerage. The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

  10. Particular Covenants.

       10.1. Affirmative Covenants. The Seller covenants, promises and agrees that from the date hereof and until the Closing the Seller shall:

            10.1.1. Continue to operate the business of the Seller diligently; and not take any action, omit to take any action, or engage in any transaction other than in acts or transactions in the ordinary course of business, as such business has been operated historically.

            10.1.2. Preserve the business of Seller and preserve the relationship of the business with suppliers, customers and others.

            10.1.3. Maintain and continue normal and usual maintenance and repair of the Equipment and Fixed Assets.

            10.1.4. Cooperate with the Purchaser to achieve an orderly transition of the business of the Seller to the Purchaser and an orderly transfer of the Assets to the Purchaser.

            10.1.5. Pay or provide for payment of all sales, use, personal property, social security, withholding, payroll, unemployment compensation, income and other taxes, assessments, fees and public charges due and payable by the Seller in respect of its business and the Assets through the Closing Date and any portion thereof applicable to any period prior to the Closing Date.

            10.1.6. Pay all wages, bonuses, commissions and other employment benefits and sums (and all required taxes, insurance and withholding thereon). All accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) due to its employees through the Closing Date will be carried forth on the book of the Purchaser.

            10.1.7. Maintain in effect all insurance policies and other employee benefits covering any employee claims which may be incurred through the Closing Date and will assign, transfer and deliver contracts to the Purchaser.

            10.1.8. Fully perform and comply with all covenants, promises and agreements hereunder which are required to be performed or complied with by the Seller prior to or at the Closing, and exert their best efforts to completely satisfy and fulfill all conditions precedent to the Purchaser's obligations to close hereunder at the Closing on the Closing Date.

            10.1.9. Exert their best efforts to prevent the occurrence of any event which could result in any of Seller's representations and warranties contained in this Agreement not being true and correct at or as of the time immediately after the occurrence of such event, and the Seller shall promptly notify the Purchaser of the occurrence of any event or the discovery of any fact which would cause any of their covenants, promises and agreements to be breached or violated or any of their representations and warranties to become not true and correct or which could interfere with or prevent the consummation of the transactions contemplated hereby.

            10.1.10. Not apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of Seller or any of their respective property, make a general assignment for the benefit of creditors, or file a petition for relief under Title 11 of the United States Code or any similar federal or state statute.

            10.1.11. (i) Provide the Purchaser and its representatives with full access during normal business hours to all of the Seller's properties, Assets and Records, (ii) provide the Purchaser and its representatives with such financial and operating data and other information with respect to the Seller's business and properties as the Purchaser shall from time to time request, and (iii) permit the Purchaser and its representatives to consult with the Seller's representatives, officers, employees and accountants up to the time of Closing and for 120 days thereafter.

            10.1.12. Take none of the actions described in Section
10.1.15 of this Agreement or any action which is or would cause a violation of any Laws of any Governments or Governmental Agencies.

       10.2. Risk of Loss. All risk of loss or damage to or destruction of the Assets, in whole or in part, shall be and remain with the Seller until the Closing and all of the transactions contemplated hereby shall have been consummated. The Seller shall, promptly following the Seller's execution hereof, have all of Seller's policies of insurance insuring the Assets duly endorsed to protect the respective interests of the Seller and the Purchaser under this Agreement and shall deliver to the Purchaser a copy of such policy endorsement.

       10.3. Negotiations with Other Persons. Until the Closing, the Seller shall not initiate, encourage the initiation by others, or participate in any discussion or negotiations with any other person or entity relating to the sale of any or all of the Assets, the business of the Seller or any Securities of the Seller. From the date of this Agreement and until after the Closing and the consummation of the transactions contemplated by this Agreement, the Stockholders shall not offer for sale, sell or otherwise transfer (with or without consideration) any Securities of the Seller owned of record or beneficially by them.

  12. Opinions of Counsel.

       12.1. Opinion of Seller's Counsel. At the Closing, the
Seller shall deliver to the Purchaser the opinion of their counsel, dated as of the Closing Date, that:

            12.1.1. Ownership of Seller's Stock. The Stockholders are the sole and exclusive record and beneficial owners of all of the outstanding shares of the capital stock of the Seller, and constitute all of the directors and officers of the Seller. The Stockholders have the absolute and unconditional right, power and authority to cause the Seller to sell, assign, transfer and deliver the Assets to the Purchaser in accordance with the terms of this Agreement, to consummate the transactions contemplated hereby and to enter into the Consulting and Noncompetition Agreements.

            12.1.2. Due Organization; Good Standing; Authority of
Seller. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maine. The Seller has full right, power, and authority to own, lease and operate its properties and assets, and to carry on its business of providing physician practice management services including billing, consulting, software, business systems, related services and sometimes financing to physicians and other health care providers. The Seller is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. The Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of the Seller's Articles or Bylaws.

            12.1.3. Authorization and Validity of Agreements. The
Stockholders have the legal capacity, right, power and authority to enter into this Agreement and the Consulting and Noncompetition Agreements. The Seller has the full right, power and authority to execute, acknowledge, seal and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment, sealing and delivery of this Agreement by the Seller and the performance by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed, acknowledged, sealed and delivered by the Seller and is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Consulting and Noncompetition Agreements are legal, valid and binding obligations of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

            12.1.4. Agreement Not in Conflict with Other
Instruments; Required Approvals Obtained. The execution, acknowledgment, sealing, delivery, and performance of this Agreement and the Consulting and Noncompetition Agreements by the Seller, and the consummation of the transactions contemplated by this Agreement and the Consulting and Noncompetition Agreements will not

(a) violate or require any consent, approval, or filing under, (i) any Laws of any Governments or any Governmental Agencies, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets are bound;
(b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to, (i) the Seller's Articles or Bylaws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which the Seller is a party or by which any of the Assets of any of the Stockholders is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets is bound.

            12.1.5. Conduct of Business in Compliance with
Regulatory and Contractual Requirements. The Seller has conducted and is conducting its business in compliance with all applicable Laws of all Governments and Governmental Agencies. The Equipment and the Fixed Assets and the use, operation and maintenance thereof and the Inventory and the maintenance and sale of the Inventory by the Seller (i) are in compliance with all Laws of all Governments and Governmental Agencies applicable with respect thereto, and (ii) are in compliance with all restrictions, covenants, agreements, contracts, commitments, understandings and arrangements applicable with respect thereto.

            12.1.6. Legal Proceedings. There is no action, suit, proceeding, claim or arbitration, or any investigation by any person or entity, including any Government or Governmental Agency, (i) pending, to which the Seller is a party, or to the knowledge of the Seller, threatened against or relating to the Seller, the Seller's business or any of the Assets, or (ii) challenging the Seller's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement and the Articles and, as respects the Stockholders, the Consulting and Noncompetition Agreements, or (iii) asserting any right with respect to any of the Assets, and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

            12.1.7. Truth of Warranties. To the best knowledge of counsel, all representations and warranties of the Seller contained herein are true, complete and correct, and the Seller is not in breach or violation of or in default under any covenant, promise or agreement in this Agreement.

       12.2. Opinion of Purchaser's Counsel. At the Closing, the
Purchaser shall deliver to the Seller the opinion of its counsel, dated as of the Closing Date, that:

            12.2.1. Due Organization; Good Standing; Authority of
Purchaser. The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado. The Purchaser has all requisite corporate power to execute, acknowledge, seal and deliver this Agreement, the Articles and the Consulting and Noncompetition
Agreements and to perform its obligations hereunder and thereunder.

            12.2.2. Authorization and Validity of Agreements. The execution, delivery, and performance of this Agreement and the Consulting and Noncompetition Agreements by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser. This Agreement and the Consulting and Noncompetition Agreements have been duly executed, acknowledged, sealed and delivered by the Purchaser and are the legal, valid, and binding obligations of the Purchaser, each enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

  13. Closing.

       13.1. Time, Date and Place. The closing of the purchase and sale of the Assets and the other transactions contemplated by this Agreement (referred to throughout this Agreement as the "Closing") shall take place at the offices of Physician Resources, 460 Main Street, Lewiston, Maine 04240, at
10:00 o'clock A.M., E.S.T., on September 27, 1996, if such day shall be a business day, and if not a business day, then on the next succeeding day that shall be a business day. The time, place and date of the Closing are referred to throughout this Agreement as the "Closing Date."

       13.2. Seller's Conditions to Close. The Seller's obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Seller (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by the Purchaser in this Agreement):

            13.2.1. All representations and warranties made by the Purchaser in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date.

            13.2.2. All covenants, promises and agreements made by the Purchaser in this Agreement and all other actions required to be performed or complied with by the Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Purchaser.

       13.3. Purchaser's Conditions to Close. The Purchaser's obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by the Seller in this Agreement):

            13.3.1. All representations and warranties made by the Seller in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date.

            13.3.2. All covenants, promises and agreements made by the Seller in this Agreement and all other actions required to be performed or complied with by the Seller under this Agreement prior to or at the Closing shall have been fully performed or complied with by the Seller.

            13.3.3. Seller shall have fully disclosed this transaction to all creditors of Seller and shall not have concealed this transaction from any creditor; Seller shall not have been sued or threatened with suit, except as otherwise fully disclosed to Purchaser in an exhibit to this Agreement; Seller shall not have removed or concealed any assets, whether or not such assets are to be transferred under this Agreement; Seller shall have assets greater than Seller's debts, using a fair valuation; Seller shall pay and continue to pay their debts as they become due; and Seller shall not have incurred individually or in the aggregate any substantial debt that is substantially greater than the debts incurred by the Seller in the ordinary course of Seller's business.

            13.3.4. The Purchaser shall have received all things required to be delivered or furnished to the Purchaser by the Seller hereunder prior to or at the Closing.

            13.3.5. All necessary permits, licenses and approvals pursuant to Section 7 of this Agreement shall have been obtained.

            13.3.6. There shall not have occurred any material adverse change in the business of Seller or in the Assets.

       13.4. Actions to Be Taken at the Closing. At the Closing, the following actions, among others, shall occur:

            13.4.1. The Seller shall deliver to the Purchaser the Closing Account Statement pursuant to Section 1.3 hereof.

            13.4.2. The Seller shall deliver to the Purchaser the Total Receivables List or the Accounts Receivable List, and, if not previously delivered, the Customer List, pursuant to Sections 4.1 and 6.1 hereof, respectively, and shall deliver the Inventory List in accordance with Section 1.3 hereof.

            13.4.3. The Seller shall execute, acknowledge, seal, and deliver to the Purchaser a Warranty Bill of Sale in the form attached hereto as Exhibit 7 and incorporated herein by reference pursuant to which the Seller shall sell, assign, and transfer to the Purchaser the Equipment, Fixed Assets and the Inventory.

            13.4.4. The Stockholders and the Purchaser shall execute, acknowledge, seal and deliver the Consulting and Noncompetition Agreements attached hereto as Exhibits 2A in accordance with Section 1.4 hereof.

            13.4.5. The Purchaser shall deliver to the Stockholders the Contract Price of 300,000 shares of Acadia National Health Systems, Inc. as full consideration in accordance with Section 1.2 hereof.

            13.4.6. The Seller and the Purchaser shall each deliver to the other the opinions of their respective counsel in accordance with
Section 12 hereof.

            13.4.7. The Seller and the Purchaser shall instruct the Accountants to perform the post-Closing review of the Closing
Balance Sheet pursuant to Section 1.3 hereof.

       13.5. Contemporaneous Transfer. All transfers, assignments, conveyances, and transactions under this Agreement shall be effected contemporaneously and shall be a contemporaneous exchange for present value between the Seller and the Purchaser.

       13.6. Effective Date of Transfer and Closing.
Notwithstanding anything to the contrary in this Agreement, the Purchaser may extend and postpone the closing, and the delivery of consideration hereof, and the closing as extended shall be regarded as contemporaneous and simultaneous, until (i) all deeds and conveyances of real property have been so far perfected that a good faith purchaser of the real property from the Seller against whom applicable law permits the transfer to be perfected cannot acquire an interest in the real properties superior to the interests of the Purchaser; (ii) with respect to assets that are not real property, or that are fixtures, when the transfer to the Purchaser is so far perfected that a creditor on a simple contract cannot acquire a judicial lien against the Seller superior to the interests of the Purchaser; and (iii) until the Purchaser has physical possession of all other such assets.

       13.7. Operation of Business. From and after the close of business on the day immediately preceding the Closing Date, the Seller shall cease to operate the business of providing physician practice management services including billing, consulting, software, business systems, related services and sometimes financing to physicians and other health care providers, and shall thereafter not take any action with respect to any of the Assets, except as expressly provided herein.

  14. Indemnification.

       14.1. Indemnification by Seller. The Seller shall defend, indemnify and hold harmless the Purchaser, its officers, directors, stockholders, agents, servants and employees and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

            14.1.1. Any misrepresentation or breach by the Seller of any representation or warranty contained in this Agreement.

            14.1.2. Any nonperformance, failure to comply or breach by Seller of any covenant, promise or agreement of the Seller contained in this Agreement.

            14.1.3. Any debts, obligations, duties and liabilities of the Seller unless herein disclosed specifically.

            14.1.4. Any matter, act, thing or occurrence caused by or resulting from any act or omission of Seller prior to the Closing.

       14.2. Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless the Sellers and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

            14.2.1. Any misrepresentation, omission or breach by Purchaser of any representation or warranty contained in this Agreement.

            14.2.2. Any nonperformance, failure to comply or breach by the Purchaser of any covenant, promise or agreement of the Purchaser contained in this Agreement.

       14.3. Defense of Claims. In the event of any claim, threat, liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost or expense with respect to which indemnity is or may be sought hereunder (an "Indemnity Claim"), the indemnified party shall promptly notify the indemnifying party of such Indemnity Claim, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose. The indemnifying party may elect to assume the defense of such Indemnity Claim, at its expense, by written notice to the indemnified party given within 10 days after the indemnifying party receives notice of the Claim, and the indemnifying party shall promptly engage counsel reasonably acceptable to the indemnified party to direct and conduct such defense; provided, however, that the indemnified party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the indemnifying party does not so elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the indemnified party, there are defenses available to the indemnified party which are different from or additional to those available to the indemnifying party or which give rise to a material conflict between the defense of the indemnified party and of the indemnifying party, then upon notice to the indemnifying party, the indemnified party may elect to engage separate counsel to conduct its defense, at the expense of the indemnifying party, and the indemnifying party shall not have the right to direct or conduct such defense.

            14.3.1. In the event the indemnifying party assumes the defense of any Indemnity Claim, it may at any time notify the indemnified party of its intention to settle, compromise or satisfy such Indemnity Claim and may make such settlement, compromise or satisfaction (at its own expense) unless within 20 days after the giving of such notice the indemnified party shall give notice of its intention to assume the defense of the Indemnity Claim, in which event the indemnifying party shall be relieved of its duty hereunder to indemnify the indemnified party. Unless the indemnified party shall have given the notice referred to in the preceding sentence, (i) the indemnified party shall not consent to or make any settlement, compromise or satisfaction with respect to the Indemnity Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, and (ii) any settlement, compromise or satisfaction made by the indemnifying party with respect to such Indemnity Claim shall be deemed to have been consented to by and shall be binding upon the indemnified party.

  15. Expenses of Transactions. All sales, transfer and use taxes incurred in connection with the sale, assignment, transfer and delivery of the Equipment, the Fixed Assets and the Motor Vehicles, and all filing and recording fees and taxes in connection with the filing and recordation of the Financing Statements shall be paid by the Purchaser.

  16. Miscellaneous.

       16.1. Survival of Representations, Warranties and
Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment, sealing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

       16.2. Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

                 (i)  If to Seller, to
                      Physician Resources, Inc.
                      460 Main Street
                      Lewiston, Maine 04240

                      with a copy to:
                      Bryan M. Dench, Esquire
                      Skelton, Taintor & Abbott, P.A.
                      95 Main Street
                      Auburn, Maine 04210

                 (ii) If to the Majority Stockholders, to
                      Thomas N. Hackett
                      460 Main Street
                      Lewiston, Maine 04240

                      Jacquelyn Magno
                      460 Main Street
                      Lewiston, Maine 04240

                      with a copy to:
                      Bryan M. Dench, Esquire
                      Skelton, Taintor & Abbott, P.A.
                      95 Main Street
                      Auburn, Maine 04210

                 (iii)If to the Purchaser:
                      Acadia National Health Systems, Inc.
                      460 Main Street
                      Lewiston, Maine 04240
                      with a copy to:
                      Mark T. Thatcher, Esquire
                      Mark T. Thatcher, P.C.
                      360 Thames Street, First Floor
                      Newport, RI  02840

or to such other address of which written notice in accordance with this Section 16.2 shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 16.2 and shall be deemed received when given in such manner.

       16.3. Entire Agreement. This Agreement (including the
Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

       16.4. Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

       16.5. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

       16.6. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

       16.7. Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

       16.8. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       16.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

       16.10. Applicable Law; Jurisdiction and Venue; Service of
Process.

            16.10.1. This Agreement was made in the State of Maine, and shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Maine. Any suits, proceedings and other actions relating to, arising out of or in connection with this Agreement shall be submitted to the in personam jurisdiction of the courts of the State of Maine and venue for all such suits, proceedings and other actions shall be in Androscoggin County, Maine. The Seller and the Purchaser hereby waive any claim against or objection to in personam jurisdiction and venue in the courts of Maine.

            16.10.2. The Seller hereby irrevocably appoints BRYAN
M. DENCH, ESQ, as its, his or her true and lawful agent to receive service of process in any suit, action or proceeding against it, him or her relating to, arising out of or in connection with this Agreement, and hereby consents and agrees that service upon the aforementioned attorney and agent shall be of the same force and validity as if served personally upon each of them.

       16.11. Remedies. The parties hereto acknowledge that in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

       16.12. Further Assurances. The Seller agrees to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the

Purchaser may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

       16.13. Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.

ATTEST:                                       SELLER:

                                              PHYSICIAN RESOURCES,
INC.

                                              By: Thomas N. Hackett
JACQUELYN J. MAGNO,                           THOMAS N. HACKETT,
Secretary                                     President

WITNESS:                                      MAJORITY
STOCKHOLDERS:

                                              By:

                                              THOMAS N. HACKETT

                                              By:

                                              JACQUELYN J. MAGNO

                                              PURCHASER:


ATTEST:                                       ACADIA NATIONAL
HEALTH
                                              SYSTEMS, INC.


                                              By
JACQUELYN J. MAGNO,                           THOMAS N. HACKETT,
Vice President and Secretary                  President

                               EXHIBIT LIST



Exhibit 1        Asset List
       1A        Equipment
       1B        Fixed Assets

Exhibit 2A       Consulting and Noncompetition Agreement

Exhibit 4        Financial Statements

Exhibit 5        Tax Returns

Exhibit 6        Articles of Transfer

Exhibit 7        Warranty Bill of Sale

FIXED ASSETS

             DESCRIPTION                              ACQUIRED     COST
NUR    Sp   Mnth    CL   Life         SV or Bus % ITC


Group #1 - EQUIPMENT


        2    1      Sharp Copier                      05/31/92
$2,066.00
 N      S    M      5
        6    1      Fax Machine                       05/31/92     $1,054.00
 N      S    M      5
        10   1      Multimate-Comp Disc               05/31/92       $332.00
 N      S    M      5
        11   1      Printer                           05/31/92     $1,232.00
 N      S    M      5
        12   1      Toshiba Printer/Modems            05/31/92     $1,193.00
 N      S    M      5
        13   1      MCRCM Modem                       05/31/92       $389.00
 N      S    M      5
        18   1      Math Co-processor                 05/31/92       $259.00
 N      S    M      5
        19   12     Wyse Amber Terminals              05/31/92       $312.00
 N      S    M      5
        21   1      Epson DFX Printer                 05/31/92       $928.00
 N      S    M      5
        24   1      Data Set                          5/31/92M       $440.00
 N      S    M      5                       100.00L

        25   14     Modems                            5/31/92M       $792.00
 N      S    M      5                       100.00L

        27   5      Data Set                            7/792M     $3,000.00
 N      S    M      5                       100.00L

        28   1      Microcomputer                      8/6/92M     $4,091.60
 N      S    M      5                       100.00L

        29   1      Microcomputer                    10/13/92M     $2,113.64
 N      S    M      5                       100.00L

        30   1      Data Set                         10/15/92M     $1,000.00
 N      S    M      5                       100.00L

        33   1      Data Set                          12/1/92M     $1,500.00
 N      S    M                              100.00L

        34   5      Data Set                          02/01/93     $4,500.00
 N           M                              100.00L

        35   1      Phone System                      07/01/93     $4,311.23
 N           M      5
        36   1      MS Computer                       11/01/93     $1,185.40
 N           M      5                       100.00L

        37   1      Fax Machine                        5/4/94M     $1,322.70
 N           M      5
        39   1      Epson Printer                    10/26/94M     $2,795.00
 N           M      5
        40   1      90MHz Computer System            12/12/94M     $3,656.90
 N           M      5

        41   1      A/C Unit                          06/15/95       $958.25
 N           M      5
        42   1      Data Set                          07/14/95     $1,315.00
 N           M      5
        43   12     A/C Unit                          07/27/95       $947.04
 N           M      5

             3      Computers - Computer Support Ass. 03/31/96     $7,923.50
             1      Sharp Photocopier - ABS           07/31/96     $7,308.70
             1      Module - Wolf Communication       09/30/96     $1,394.85
             1      Fax Machine - ABS                 09/30/96       $848.00
                    Healthpac - partial payment       10/02/96     $8,000.00
                    Hardware/Monolith -
                    American Business Systems         10/02/96    $13,836.18

Total:                                                            $81,004.99

Group #2 - FURNITURE

        1    1      "Office Furniture Cen, Inc."      05/31/92       $195.00
 N      S    M      7
        2    1      "Bill Higgins, Inc."              05/31/92    $10,750.00
 N      S    M      7
        3    1      Gallery 1257                      05/31/92     $3,470.00
 N      S    M      7
        4    1      Locke Office                      05/31/92       $143.00
 N      S    M
        5    1      FX Marcotte                       05/31/92     $2,442.00
 N      S    M      7
        6    1      Refrigerator                      06/30/93       $587.95
 N           M      7

Total:                                                            $17,587.95

Group #3 - LEASEHOLD IMPROVEMENTS


        2    1      Improvements                      01/31/95     $1,500.00
 R           M      39
        3    1      Improvements                      01/31/95     $4,000.00
 R           M      39
        4    1      Improvements                      02/28/95     $1,590.23
 R           M      39
        5    1      Improvements                      03/30/95     $3,000.00
 R           M      39
        6    1      Improvements                      04/30/95     $3,000.00
 R           M      39
        7    1      Improvements                      04/30/95     $1,450.00
 R           M      39                                            $14,540.23

Total:
                                                 Grand Total:    $113,133.17

                                 EXHIBIT 2A

                   CONSULTING AND NONCOMPETITION AGREEMENT

       THIS CONSULTING AND NONCOMPETITION AGREEMENT ("Agreement") is made this 27th day of September, 1995, by and among ACADIA NATIONAL HEALTH SYSTEMS, INC. (the "Company"), a Colorado corporation, and PHYSICIAN RESOURCES, INC. (the "Consultant"), a Maine corporation and its shareholders Jacquelyn J. Magno and Thomas N. Hackett.

                            Explanatory Statement

       On the date hereof, the Company purchased substantially all of the assets of the Consultant.

       The Company recognizes that the Consultant has unique knowledge and experience in the Business and of the exclusive territory of the Consultant (the "Territory"), and that the Consultant has personal relationships with persons and entities that, on the date hereof are, or at any time during the two years preceding the date hereof were, customers of the Consultant ("Customers").Accordingly, the Company desires to engage the services of the Consultant, and the Consultant agrees to provide such services, and the parties hereto have agreed to certain other terms governing their relationship, on the terms and subject to the conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the Explanatory
Statement hereto, which the parties agree constitutes a substantive part of this Agreement, the mutual covenants, promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant, promise and agree as follows:

  1. Consulting Services.

       1.1. Provided that the Consultant is not dissolved, the Consultant hereby agrees to be available to the Company from time to time, at reasonable times, upon prior reasonable notice, during the term of this Agreement, to consult with the Company regarding the Business, the Territory, the Customers and all other matters concerning the Consultant and its products, including, but not limited to, advising the Company regarding the following consultation matters (the "Services"):

            (a) The Company's relationship with the Customers and the collection of accounts receivable.

            (b) Potential new customers and customer locations, and new developments and contacts in the Territory.

              Customer tastes and preferences, purchasing habits, trends in the Customer base and the Territory, and Customer demand.

            (d) The Company's purchases, including timing, quantities, components of orders and selection of new products.

            (e) Marketing, development of new markets, achieving greater market penetration, marketing techniques and market performance.

            (f) The relationship of Company personnel with the Customers, contact with the Customers, planning of delivery routes and scheduling.

In the event the Consultant shall be unable to perform the Services due to dissolution or reasonable unavailability, then the Company by reason thereof shall not have the right to recover any part of the consideration.

  2. Term. The term of this Agreement shall be for a period of 5 years from the date hereof.

  3. Covenant against Competition.

       3.1. The parties hereto acknowledge and agree that the Consultant's services will be of a special and unusual character which have a unique value to the Company, the loss of which cannot be adequately compensated by damages in an action at law and, if used in competition with the Company, could cause serious harm to the Company. Further, the Consultant and the Company also recognize that an important part of the Consultant's duties will be to develop the Company's customer base through the Consultant's personal contact with the Customers and other persons having business relationships with the Company, and that there is a danger that this customer base may follow the Consultant.

Accordingly, the Consultant agrees that, during the period that the Consultant is engaged as a consultant to the Company hereunder, the Consultant shall not do any of the following:

            (a) Offer to sell, or solicit an offer to buy, any products sold by the Consultant during the two years preceding the date hereof or sold by the Company during the term hereof ("Products") to any Customers or any persons or entities that are or were customers or accounts of the Company at any time during the term hereof ("Company Customers") to or for the benefit or account of any person or entity other than the Company.

            (b) Sell or attempt to sell any Products to any Customer or Company Customer to or for the benefit or account of any person other than the Company.

            (c) Solicit for employment or employ to or for the benefit or account of any person or entity other than the Company any employee of the Company, nor shall the Consultant urge, directly or indirectly, any Customers or Company Customers to discontinue, in whole or in part, business with the Company or not to do business with the Company.

            (d) Engage, either as a consultant, independent contractor, proprietor, stockholder, partner, member, manager, officer, director, employee, or, otherwise in any business which sells Products or which otherwise competes with the Company in Counties of the State of Maine.

       3.2. The parties hereto agree that to the extent that any provision or portion of Section 3.1 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

       3.3. As used in this Section 3, "Customers" and "Company
Customers" shall include any person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any such "Customers" or "Company Customers."

  4. Confidential Information. The Consultant and the Company recognize that due to the nature of the Consultant's engagement with the Company and the relationship of the Consultant to the Company's business, the Consultant will have access to and will acquire, and may assist in developing, confidential and proprietary information (as described below) relating to the business and operations of the Company. The Consultant acknowledges that such information has been and will continue to be of critical importance to the business of the Company and that disclosure of it to or its use by others could cause substantial loss to the Company. The Consultant and the Company also recognize that an important part of the Consultant's duties will be to develop strong business relationships for the exclusive benefit of the Company through the use of such confidential and proprietary information and the Consultant's personal contact with customers, agents and others having business relationships with the Company. Accordingly, the Consultant agrees as follows:

       4.1. The Consultant will keep confidential any and all "trade secrets and confidential and proprietary information" of the Company which are now known or which hereafter may become known to the Consultant as a result of the Consultant's relationship with the Company and shall not at any time directly or indirectly disclose any such information to any person, or entity, or use the same in any way other than in connection with the business of the Company during and at all times after the term hereof. The Consultant further agrees that, upon termination of this Agreement the Consultant shall return to the Company all books, records, lists and other written, typed or printed materials or data, and all copies thereof and excerpts therefrom, whether furnished by the Company or prepared by the Consultant, which contain any information relating to the Company's business, and agrees neither to make nor retain any copies of such materials after termination of this Agreement.

       4.2. For purposes of this Agreement, "trade secrets and confidential and proprietary information" shall include information, whether written or otherwise, unique to the Company which has a significant business purpose and is not known or generally available from sources outside the Company or typical of industry practice, including, but not limited to, information with respect to costs, pricing, present and prospective products, Customers and Company Customers and prospective customers, sales and marketing information and data, data relating to customers' buying practices and procedures, prospective and executed contracts and other business arrangements, information regarding earnings, forecasts, reports, bidding information, marketing, and any other information regarding the Company, its business, methods of operations, personnel, assets and activities.

  5. Remedies.

       5.1. As the violation by the Consultant of any of the provisions of Section 3 and Section 4 of this Agreement would cause irreparable injury to the Company, and there is no adequate remedy at law for such violation, the Company shall have the right, in addition to any other remedies available at law or in equity, to enjoin the Consultant in a court of equity from violating such provisions, and no objection as to the form of relief prayed will be raised by the Consultant, or if raised, shall not be effective, in connection with any such action.

       5.2. The provisions of Sections 3.1(a) through (d) of this Agreement and of Section 4 of this Agreement are cumulative. Compliance with all provisions of such Sections is a condition precedent to the Company's obligation to make any payments of any nature to the Consultant whether under this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for a breach or threatened breach of Section 3 or Section 4 of this Agreement.

  6. Consideration. In consideration of the Services and the covenants and agreements of the Consultant under Section 3 hereof, the Company shall pay the Consultant, concurrently with the execution of this Agreement, good and valuable consideration (the "Contract Price"), and the Consultant, by executing this Agreement, hereby acknowledges receipt of payment in full of the Contract Price.

The parties acknowledge and agree that the amount of the Contract
Price represents (I) consideration for the Services for each year during the term hereof, and (ii) consideration for the covenants and agreements contained in Section 3 hereof for each year during the term hereof.

  7. Miscellaneous.

       7.1. Survival of Certain Covenants. The covenants of the
Consultant contained in Sections 3 and 4 of this Agreement shall survive the termination and expiration of the term of this Agreement, except that this shall not be construed to have the effect of preventing the Consultant from engaging in the full range of activities available to him prior to the execution of this Agreement after the term of this Agreement shall have expired.

       7.2. Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered U.S. mail, return receipt requested, postage prepaid, to the following addresses:

                 If to the Consultant:
                 PHYSICIAN RESOURCES, INC.
                 460 Main Street
                 Lewiston, Maine 04240

                 If to the Company:
                 Bryan M. Dench, Esq.
                 Skelton, Taintor & Abbott, P.A.
                 95 Main Street
                 Auburn, Maine 04210

or to such other address of which written notice in accordance with this Section. 7.2 shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 7.2 and shall be deemed received when given in such manner.

       7.3. Entire Agreement. This Agreement constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

       7.4. Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto.

       7.5. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

       7.6. Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any provision herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions or terms hereof.

       7.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

       7.8. Applicable Law; Jurisdiction and Venue; Service of
Process.

            (a) This Agreement was made in the State of Maine, and shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Maine. All suits, proceedings and other actions relating to, arising out of or in connection with this Agreement shall be submitted to the in personam jurisdiction of the courts of the State of Maine, and venue for all such suits, proceedings and other actions shall be in Androscoggin County, Maine. The Consultant hereby waives any claim against or objection to in personam jurisdiction and venue in the courts of Androscoggin County, Maine.

            (b) The Consultant hereby irrevocably appoints BRYAN M.
DENCH, ESQ., whose address is 95 Main Street, Auburn, Maine 04210, as its true and lawful agent to receive service of process in any suit, action or proceeding against the Consultant relating to, arising out of or in connection with this Agreement, and hereby consents and agrees that service upon the aforementioned agent shall be of the same force and validity as if served personally upon the Consultant.

       7.9. Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.


ATTEST:                                      COMPANY:


                                             ACADIA NATIONAL HEALTH
                                             SYSTEMS, INC.


                                             By:
JACQUELYN J. MAGNO,                          THOMAS N. HACKETT,
Secretary                                    President


WITNESS:                                     CONSULTANT:
                                             PHYSICIAN RESOURCES, INC.


                                             By:

                                             Thomas N. Hackett,
                                             Stockholder


                                             By:
                                             Jacquelyn J. Magno,
                                             Stockholder

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State of Maine
Department of State

I the Secretary of State of Maine, certify that according to the provisions of the Constitution and Laws of the State of Maine, the Department of the Secretary of State is the legal custodian of the Great Seal of the State of Maine which is hereunto affixed and of the records of organization, amendment, and dissolution of corporations and annual reports filed by the same.

I further certify that PRI, INC., formerly
PHYSICIAN RESOURCES, INC., is a duly organized business corporation under the laws of the State of Maine and that the date of incorporation is 04/03/1992.

I further certify that said business corporation has filed annual reports due to this Department, and that no action is now pending by or on behalf of the State of Maine to forfeit the charter and that according to the records in the Department of the Secretary of State,, said corporation is a legally existing business corporation in good standing under the laws of the State of Maine at the present time.

In testimony whereof, I have caused the Great Seal of the State of Maine to be hereunto affixed, given under my hand at Augusta, October 30. 1996.

/s/ Bill Diamond
BILL DIAMOND
Secretary of State
Authentication: 17409476

                       MINUTES OF THE SPECIAL MEETING OF
                                STOCKHOLDERS OF

                            PHYSICIAN RESOURCES, INC.

                                October 16, 1996

  Pursuant to written notice to each of the Stockholders, a Special Meeting of Stockholders of PHYSICIAN RESOURCES, INC. (the Corporation), a Maine corporation, was held at 95 Main Street, Auburn, Maine, on October 16, 1996, at 9:00 a.m. local time. Thomas N. Hackett, President of the Corporation, presided.

  The President called the meeting to order and the Clerk established proof of notice to Stockholders and presented a copy of the notice sent to each. The Clerk confirmed that the notice had been timely mailed.

  The Clerk announced that there was represented at the meeting in person or by proxy the following shares:


  THOMAS N. HACKETT
   (shares being a majority of the issued and outstanding capital stock of the
   Corporation.)

  JACQUELYN J. MAGNO

  The Clerk announced that there was a quorum present, and that all the stock represented at the meeting was qualified to vote.

  The President then announced that the purpose of the meeting was to consider and vote upon the Transfer of the Assets of the Corporation in exchange for capital stock of Acadia National Health Systems, Inc. (hereinafter referred to as "Acadia").

  Upon motion made, duly seconded and passed by the vote of ninety-three (93) shares, being the entire amount of stock represented at the meting and constituting a majority of the issued and outstanding capital stock of the Corporation, it was

  RESOLVED: That the transfer of assets of the Corporation on substantially the terms and conditions as set forth in the form of the Agreement for Purchase and Sale of Assets of the Corporation, attached hereto and incorporated by reference herein, be and the same is hereby approved.

  RESOLVED: That the President of the Corporation is hereby authorized and directed to execute and deliver the Agreement for Purchase and Sale of Assets in substantially the form attached hereto and incorporated by reference herein, and the proper officers of the Corporation be and they are hereby authorized to take any and all action to execute, acknowledge, seal, file and perform any and all instruments, documents and actions deemed necessary or proper in connection therewith or to complete the transactions contemplated therein.

  There being no further business, the Special Meeting of Stockholders was, upon motion, adjourned.

                                  /s/Bryan M. Dench


                                  Bryan M. Dench, Clerk

                          PHYSICIAN RESOURCES, INC.

                 Written Consent of the Board of Directors
                     Recommending the Transfer of Assets

                               October 9, 1996

  The undersigned, constituting all of the Directors of PHYSICIAN
RESOURCES, INC., a Maine corporation (hereinafter referred to as the "Corporation"), in accordance with Section 712 of the Maine Business Corporation Act, do hereby take the actions below set forth, and to evidence their waiver of any right to dissent from such actions, do hereby consent as follows:

  RESOLVED: That the transfer of assets of the Corporation on substantially the terms and conditions as set forth in the proposed Agreement for Purchase and Sale of Assets attached hereto and incorporated by reference herein, be and the same is hereby approved.

  RESOLVED: That the Agreement for Purchase and Sale of Assets be submitted for consideration by all of the stockholders entitled to vote thereon at a special meeting of such stockholders at 9:00 Wednesday, October 16, 1996, at the office of the Clerk at 95 Main Street, Auburn, Maine.

  RESOLVED: That the proper officers of the Corporation be and they are hereby authorized and directed in the name and on behalf of the Corporation to execute, acknowledge, seal and deliver the Agreement for Purchase and Sale of Assets to the other parties thereto following the due approval thereof by the stockholders of the Corporation, and to take any and all other actions and to execute, acknowledge, seal and file any and all instruments and documents deemed necessary or proper in connection therewith.

  This Written Action of Directors may be executed in counterparts.

  WITNESS the execution hereof the day and year first above written.

                                       BOARD OF DIRECTORS:

                                       /s/ Thomas N. Hackett


                                       THOMAS N. HACKETT

                                       /s/Jacquelyn J. Magno


                                       JACQUELYN J. MANGO

                               Bryan M. Dench

                               October 1, 1996

     Acadia National Health Systems, Inc.
     460 Main St.
     Lewiston, ME 04240

     RE:  Physician Resources, Inc.

     Gentlemen:

        We are counsel to Physician Resources, Inc., a Maine
corporation (hereinafter referred to as the "Corporation")   We have recently
represented the Corporation in connection with certain transactions which are closing, and you have asked for our opinion with respect to certain
Corporate matters.

         We have examined either original, certified copies, or copies otherwise authenticated to our satisfaction of the following:

        (1)  The Corporation's Certificate of Good Standing dated
October 30, 1996, issued by the Maine Secretary of State;

        (2)  The Corporation's corporate record book;

        (3) The written action of directors of the Corporation dated October 9, 1996;

        (4) The Minutes of Special Meeting of Stockholders dated
October 16, 1996; and

        (5) The Assets Purchase Agreement dated September 25, 1996.

     Based upon the foregoing, we are of the opinion that:

        (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, and has full corporate power and authority to own and use Corporation's properties and carry on Corporation's business as being conducted immediately prior to the Closing Date;

        (b) The majority of the authorized and outstanding common stock is owned by Thomas N. Hackett and Jacquelyn J. Magno; and

        (c) The Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors and by the Shareholders and the Agreement has been duly executed and delivered by the Corporation and the Shareholders.

            The opinions set forth above are subject to the following limitations and qualifications:

          (a) We express no opinion with respect to title to any property or interest purported to be conveyed by any of the documents executed by the Corporation in connection with this transaction (the
"Documents"), or the validity, binding effect and enforceability of the Documents.

          (b) We are not admitted to practice in any jurisdiction other than the State of Maine. Accordingly, we express no opinion as to the laws of any State or jurisdiction other than those of the State of Maine.

          This opinion is rendered solely for your benefit in connection with the transaction described herein and may not be furnished to or relied upon any other party or entity for any purpose without our prior written consent. This opinion has been furnished to you at your request and at the instruction of and with authorization from our client in connection with the transaction referred above.

                              Very truly yours,



                              Bryan M. Dench

                               BILL OF SALE

   KNOW ALL MEN BY THESE PRESENTS,

       That PHYSICIAN RESOURCES, INC., a Maine business corporation ("Seller"), in consideration of 300,000 shares of the common capital stock of Acadia National Health Systems, Inc. ("Purchaser") and other valuable consideration, the receipt whereof is hereby acknowledged, does hereby grant, sell, transfer and deliver unto the said Purchaser, the following goods and chattels, namely: all of Seller's Equipment, Fixed Assets, Accounts Receivable, Inventory, Cash, Customer Lists, and Records, and Seller's goodwill, and all Seller's other assets, as those terms are defined and described in that certain Assets Purchase Agreement between the Purchaser and the Seller dated September 25, 1996, collectively referred to herein as "the Assets."

       TO HAVE AND TO HOLD, all and singular the said Assets to the Purchaser, its successors and assigns, to their own use and behoof forever.

       AND Seller does hereby covenant with the Purchaser that it is the lawful owner of said Assets; that they are free from all encumbrances other than those encumbrances which the Purchaser has expressly agreed to assume; that it has good right to sell the same as aforesaid; and that it will warrant and defend the same unto the said Purchaser, its successors and assigns, against the lawful claims and demands of all persons.

          IN WITNESS WHEREOF, the Seller, has caused this instrument to be signed and sealed this 27th day of September, 1996, by Thomas N. Hackett, its President, duly authorized thereunto.

                                SIGNED AND SEALED IN THE
                                PRESENCE OF

                                PHYSICIAN RESOURCES, INC.


   /s/ Mala A Vandal             /s/Thomas N. Hackett


                                By:
   Witness                      Thomas N. Hackett, President

   STATE OF MAINE
   ANDROSCOGGIN, SS.

        The foregoing instrument was acknowledged before me this 1st. day of November, 1996, by Thomas N. Hackett, President of
Physician Resources, Inc., on behalf of the corporation.

 /s/ Bryan M. Dench

                                 Notary Public

                                 Bryan M. Dench
                                 Please Print or Type Name

                                 My Commission Expires: 8/10/003